EXHIBIT 99.1

Press Release Dated April 30, 2015

Geron Corporation Reports First Quarter 2015 Financial Results and Recent Events

Upcoming Investor Conference and Annual Stockholders Meeting Also Announced

MENLO PARK, Calif., April 30, 2015 -- Geron Corporation (Nasdaq: GERN) today reported financial results and recent events for the first quarter ended March 31, 2015.

First Quarter 2015 Results

For the first quarter of 2015, the company reported operating revenues of $537,000 and operating expenses of $10.0 million compared to $474,000 and $9.2 million, respectively, for the comparable 2014 period. Operating expenses in the first quarter of 2015 included restructuring charges of $406,000. Net loss for the first quarter of 2015 was $9.3 million, or $0.06 per share, compared to $8.4 million, or $0.06 per share, for the comparable 2014 period. The company ended the first quarter of 2015 with $163.8 million in cash and investments.

Revenues for the first quarter of 2015 and 2014 included royalty and license fee revenues under various agreements. Interest and other income for the first quarter of 2015 was $149,000 compared to $83,000 for the comparable 2014 period. The increase in interest and other income in 2015 compared to 2014 was due to higher cash and investment balances in 2015.

Research and development expenses for the first quarter of 2015 were $5.0 million compared to $5.2 million for the comparable 2014 period. The decrease in research and development expenses was primarily the net result of lower manufacturing costs for imetelstat drug product, partially offset by increased costs for the development of imetelstat for hematologic myeloid malignancies in collaboration with Janssen Biotech, Inc. (Janssen). The company expects research and development expenses to increase during the remainder of the year as the development of imetelstat continues in collaboration with Janssen.

General and administrative expenses for the first quarter of 2015 were $4.6 million compared to $4.0 million for the comparable 2014 period. The increase in general and administrative expenses was primarily the result of higher non-cash stock-based compensation expense, increased legal fees for the defense against the securities class action and derivative lawsuits filed against the company and higher consulting costs in connection with business development activities to identify potential new product candidates.

Recent Company Events

Status of Imetelstat Collaboration with Janssen. In March 2015, the company transferred its investigational new drug application (IND) for imetelstat to Janssen, as required by the collaboration agreement with them. In addition, in March 2015, the company transferred the IND for the study in patients with myelofibrosis being conducted at Mayo Clinic to Janssen, whereupon Janssen assumed responsibility as the sponsor for the study.

The company expects Janssen to initiate a Phase 2 study in patients with myelofibrosis in mid-2015, followed by a Phase 2 study in patients with myelodysplastic syndromes at the end of 2015. As part of the study start-up activities, study design information for the Phase 2 study in patients with myelofibrosis was posted on clinicaltrials.gov. The list of participating clinical trial sites, including multiple sites in the United States and Europe, will be uploaded on an ongoing basis. The study is not yet open for enrollment.

Organizational Resizing. Given projected reduced operational demands as a result of the collaboration with Janssen, in March 2015 the company announced an organizational resizing to reduce its workforce from 39 to 21 positions. The company expects the majority of the reduction in its workforce to be completed by the end of the second quarter of 2015. In connection with this action, the company expects to incur aggregate restructuring charges of approximately $1.7 million, the majority of which will be recognized in the first half of 2015. Approximately $1.4 million of these charges is expected to be paid in cash, the majority of which is expected to be paid during 2015. The company expects the resizing to reduce the company’s personnel-related costs by approximately $5.0 million on an annualized basis.

Upcoming Investor Conference and Annual Stockholders Meeting

Geron is scheduled to present at the Bank of America Merrill Lynch 2015 Healthcare Conference in Las Vegas, Nevada at 3:40 p.m. Pacific Time on Wednesday, May 13. The presentation will include a review of the study design for the planned Phase 2 clinical trial of imetelstat in myelofibrosis patients to be conducted by Janssen. A live webcast of the presentation will be available through the Investor Relations pages of Geron’s website or at http://www.veracast.com/webcasts/baml/healthcare2015/id75213371347.cfm. Following the live presentation, the webcast will be archived and available for replay at the same address for a period of 30 days.

Geron’s annual stockholders meeting will be held on Monday, May 18, 2015 at 3:00 p.m. Pacific Time. All stockholders are invited to attend the meeting in person at the Westin San Francisco Airport, One Old Bayshore Highway, Millbrae, California 94030 or via conference call by dialing 877-303-9139 (U.S.); 760-536-5195 (international). The passcode is 10445504. A live audio-only webcast will also be available at http://edge.media-server.com/m/p/bu3nq8gw/lan/en.

Given these upcoming events, the company will not be hosting a first quarter earnings call.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) Geron’s potential receipt of development, regulatory and sales milestones, as well as royalties on potential future sales of imetelstat commercialized under the collaboration agreement with Janssen; (ii) timing of planned and potential clinical trials of imetelstat to be conducted under the collaboration agreement with Janssen, including the Phase 2 study in myelofibrosis and the Phase 2 study in myelodysplastic syndromes, and other potential activities under the collaboration agreement with Janssen; (iii) the safety and efficacy of imetelstat; (iv) financial projections and expectations, including incurring aggregate restructuring charges of approximately $1.7 million, cash expenditures of approximately $1.4 million, projected reduction in personnel-related costs by approximately $5.0 million on an annualized basis and recognition of revenue from the $35 million upfront payment from Janssen; (v) intellectual property protection; and (vi) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) receiving approval from regulatory authorities to proceed with the preliminary design of the Phase 2 clinical trial in myelofibrosis; (ii) the uncertain, time-consuming and expensive product development and regulatory process, including whether Geron and Janssen will succeed in overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges in the development and commercialization of imetelstat; (iii) the fact that Geron may not receive any milestone, royalty or other payments from Janssen because Janssen may terminate the collaboration agreement for any reason; (iv) the ability of Geron and Janssen to protect and maintain intellectual property rights for imetelstat; (v) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (vi) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (vii) whether imetelstat can be applied to any or to multiple hematologic malignancies; (viii) unanticipated expenses or charges resulting from the resizing; (ix) completion of technology transfer-related activities under the collaboration agreement to trigger revenue recognition; and (x) the need for future capital. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s annual report on Form 10-K for the year ended December 31, 2014. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Kevin Eng, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2015	2014
Revenues:
License fees and royalties	$537	$474

Operating expenses:
Research and development	4,987	5,211
Restructuring charges	406	—
General and administrative	4,600	3,994
Total operating expenses	9,993	9,205
Loss from operations	(9,456)	(8,731)

Unrealized gain on derivatives	16	224
Interest and other income	149	83
Interest and other expense	(24)	(16)
Net loss	$(9,315)	$(8,440)

Basic and diluted net loss per share:
Net loss per share	$(0.06)	$(0.06)
Shares used in computing net loss per share	157,547,568	143,465,818

CONDENSED BALANCE SHEETS

	March 31,	December 31,
(In thousands)	2015	2014
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$10,448	$43,062
Current marketable securities	135,655	108,645
Other current assets	1,794	1,699
Total current assets	147,897	153,406

Noncurrent marketable securities	17,739	18,932
Property and equipment, net	171	173
	$165,807	$172,511

Current liabilities (Note 2)	$40,632	$41,799
Stockholders’ equity	125,175	130,712
	$165,807	$172,511

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2014.

Note 2:

Current liabilities balance as of March 31, 2015 and December 31, 2014 includes $35 million in deferred revenue resulting from the upfront payment received under the collaboration with Janssen in December 2014. The company expects to fully recognize the $35 million upfront payment as license fee revenue upon the completion of technology transfer-related activities which is anticipated to occur by September 30, 2015.

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